Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of March 2, 2018 and effective as provided below, is by and among MoneyGram International, Inc. (together with its successors and assigns permitted under this Agreement, the “Company”) and W. Alexander Holmes (“Executive”).

WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer pursuant to that certain employment agreement, dated July 30, 2015, effective as of January 1, 2016 (the “Original Employment Agreement”);

WHEREAS, Executive was appointed Chairman of the Company’s board of directors (the “Board”) on February 2, 2018;

WHEREAS, Executive and the Company wish to amend and restate the Original Employment Agreement, effective as of January 1, 2018 (the “Effective Date”), on the terms and conditions set forth herein, which shall supersede and replace the Original Employment Agreement;

WHEREAS, in connection with his employment by the Company, Executive has had and the Company herein promises he will continue to have access to, and the benefit of, the Company’s Confidential Information (as defined below);

WHEREAS, in connection with his employment by the Company, Executive has and will represent the Company and develop contacts and relationships with other persons and entities on behalf of the Company and otherwise contribute to enhancing the goodwill of the Company; and

WHEREAS, Executive wishes to continue his employment with the Company on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and conditions contained in this Agreement. Executive’s employment with the Company pursuant to the terms and conditions of this Agreement shall commence on the Effective Date and shall continue until terminated in accordance with the terms hereof (the “Term”).

2. Duties. During the Term, Executive shall serve on a full-time basis and perform services in a capacity and in a manner consistent with Executive’s position for the Company. Executive shall have the title of Chief Executive Officer of the Company and shall have such duties, authorities and responsibilities as are consistent with such position. Executive shall report directly to the Board. Executive shall devote all of Executive’s business time and attention (excepting vacation time, holidays, sick days and periods of disability) and Executive’s best efforts to Executive’s employment and service with the Company; provided, however, that this Section 2 shall not be interpreted as prohibiting Executive from (i) managing Executive’s personal investments (so long as such investment activities are of a passive nature), (ii) engaging in charitable or civic activities, or (iii) participating on boards of directors or similar bodies of non-profit organizations, so long as (A) such activities do not (a) interfere with the performance of Executive’s duties and responsibilities hereunder, (b) create a fiduciary conflict, or (c) with respect to (ii) and (iii) only, detrimentally affect the Company’s reputation as reasonably determined by the Company in good faith, and (B) Executive complies with the Code of Business Conduct and Ethics, as amended from time to time. The Company acknowledges and agrees that Executive’s continued service on such boards shall not be deemed to violate the provisions of this Agreement, including without limitation the provisions of Section 8 hereof. If requested, Executive shall also serve as an executive officer and/or member of the board of directors of any entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Company (an “Affiliate”) without additional compensation. During the Term, the Company shall cause the Executive to continue to be nominated for election as a member of the Board and appointed Chairman of the Board.

3. Location of Employment. Executive’s principal place of employment shall be at the Company’s headquarters, which as of the Effective Date are located in Dallas, Texas, subject to reasonable business travel consistent with Executive’s duties and responsibilities.

4. Compensation.

4.1 Base Salary.

(a) In consideration of all services rendered by Executive under this Agreement and effective as of January 1, 2018, the Company shall pay Executive a base salary at an annual rate of $825,000 during the Term. Executive’s Base Salary will be reviewed annually and may be increased, but not decreased without Executive’s consent, at the discretion of the Board or the Human Resources and Nominating Committee of the Board or any successor thereto (the “HRN”). Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

(b) The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees and shall be subject to all required withholding taxes, FICA contributions and similar deductions legally required to be withheld.

4.2 Annual Cash Bonus. During the Term, Executive shall be eligible to participate in the Company’s Performance Bonus Plan (“PBP”) and receive an annual bonus subject to achievement of the annual PBP bonus goals established by the HRN or the Board. Executive shall be eligible to receive a target annual bonus equal to 120% of Executive’s Base Salary (“Target Bonus”) and a maximum annual bonus equal to two (2) times the Target Bonus. The annual bonus, if any, shall be paid in accordance with the terms of the PBP but in no event later than 75 days following the end of the fiscal year to which such annual bonus relates.

4.3 Annual Equity Awards. During the Term, Executive shall participate in the Company’s 2005 Omnibus Incentive Plan, as amended from time to time, or any successor equity incentive compensation program (“Equity Plan”). If the Company makes grants of equity or equity-based awards to other senior executives of the Company in the applicable fiscal year,

Executive shall receive an annual grant of equity or equity-based awards with respect to each fiscal year during the Employment Term, which shall have an aggregate grant date fair market value equal to at least five (5) times Executive’s Base Salary, in such form as is determined by the Committee (as defined in the Equity Plan) in its sole discretion in accordance with the terms of the Equity Plan. The fair market value of each such award shall be determined by the Committee in accordance with the terms of the Equity Plan; provided, however, that with respect to any award made pursuant to the Equity Plan, (i) the fair market value of a share of Company common stock, par value $0.01 (“Common Stock”) shall be determined by the Committee in a manner consistent with the methods used with respect to equity awards made to other senior executives of the Company (the “Fair Market Value”), (ii) with respect to each grant of options to purchase Common Stock (“Options”), the fair market value of such options shall be determined by application of a generally accepted options pricing model selected by the Committee in its sole discretion to the Fair Market Value of a share of Common Stock on the date of grant, and (iii) subject to the applicable provisions of Section 6, the vesting and forfeiture provisions applicable to such award shall be determined by the Committee at the time the award is granted.

4.4 Vacation. Executive shall be entitled to five (5) weeks of annual paid vacation days, which shall accrue and be useable by Executive in accordance with Company policy, as may be in effect from time to time.

4.5 Benefits. During the Term, Executive shall be entitled to participate in any benefit plans, including medical, disability and life insurance and 401(k) plan (but excluding any severance or bonus plans unless (i) specifically referenced in this Agreement, or (ii) adopted subsequent to the Effective Date and intended to replace or serve in lieu of provisions set forth herein) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as those generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its sole discretion.

5. Termination. Executive’s employment hereunder may be terminated as follows:

5.1 Automatically in the event of the death of Executive;

5.2 At the option of the Company, by written notice to Executive or Executive’s personal representative in the event of the Disability of Executive. As used herein, the term “Disability” shall mean a determination by a qualified independent physician mutually acceptable to Executive and the Company that Executive is unable to perform his duties under this Agreement and in all reasonable medical likelihood such inability will continue for a period of 120 consecutive days or 180 days in any 365 day period. Executive shall fully cooperate in connection with the determination of whether Disability exists. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

5.3 At the option of the Company at any time for Cause (as defined in Section 6.5), on prior written notice to Executive;

5.4 At the option of the Company at any time without Cause on prior written notice to Executive (provided that the assignment of this Agreement to and assumption of this Agreement by the purchaser of all or substantially all of the assets of the Company shall not, solely by reason of such assignment, be treated as a termination without Cause under this Section 5.4);

5.5 At the option of Executive for Good Reason (as defined in Section 6.5) in accordance with Section 6.5(c); or

5.6 At the option of Executive for any or no reason, on sixty (60) days prior written notice to the Company (which the Company may, in its sole discretion, make effective as a resignation earlier than the termination date provided in such notice).

6. Severance Payments.

6.1 Termination Without Cause or Resignation for Good Reason. If Executive’s employment is terminated at any time by the Company without Cause or by Executive for Good Reason, subject to Section 6.6 hereof, Executive shall be entitled to:

(a) within ten (10) business days following such termination, payment of Executive’s accrued and unpaid Base Salary, and reimbursement of expenses under Section 7 hereof in each case accrued through the date of termination;

(b) provided that the Company actually achieves performance goals for the applicable performance period necessary for participants in the PBP to receive cash bonuses pursuant to the PBP with respect to such performance period and that such cash bonuses are actually paid (and deeming any individual performance criteria to have been achieved at target), a pro-rata portion of Executive’s bonus under the PBP for the fiscal year in which Executive’s termination occurs (determined by multiplying the amount of such bonus, which would be due for the full fiscal year based on actual performance by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed with the Company and the denominator of which is 365), payable on the date that bonuses under the PBP with respect to such fiscal year are payable to other senior executives of the Company in the fiscal year following the fiscal year to which the bonus relates;

(c) subject to Section 12.7(b) hereof, payment in equal installments, in accordance with the Company’s normal payroll practices as in effect on the date of termination of Executive’s employment, over the two (2) year period following Executive’s termination of employment (the “Severance Period”), of an aggregate amount equal to two times the sum of (i) the Base Salary as of the date of termination and disregarding any reduction in such Base Salary constituting Good Reason, and (ii) the Target Bonus; provided that the first payment shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s “separation from service” and shall include payment of any amounts that would otherwise be due prior thereto;

(d) subject to Section 12.7(b) hereof, continuation of health and life insurance coverage until the earlier of (i) expiration of the Severance Period, or (ii) the date Executive becomes eligible to receive comparable health and life insurance coverage from a subsequent employer;

(e) with respect to each equity or equity-based award held by Executive on the date of termination that is (1) subject to performance-based vesting criteria (X) which has been achieved as of such date, each such award shall be fully vested and payable and (Y) which has not been achieved as of such date, a pro rata portion of each such award (determined by multiplying the total number of shares of Common Stock subject to each such award by a fraction, the numerator of which is the number of days during the performance period that Executive is employed with the Company and the denominator of which is the total number of days in the performance period) shall remain outstanding and eligible to vest following termination of employment subject only to the achievement of the applicable performance criteria over the performance period specified for each such award and, to the extent that the applicable performance objectives are not achieved, the applicable portion of such award shall be forfeited for no consideration; provided, however, that if Executive breaches his obligations pursuant to Section 8 hereof any unvested award that remains outstanding pursuant to this Section 6.1(e)(1) shall be immediately forfeited without consideration; (2) subject only to time-based vesting criteria, the portion of each such award that would have vested on the next regularly scheduled vesting date if Executive’s employment had not terminated shall become immediately vested on the date of termination, provided, however, that if Executive’s employment is terminated on or within forty-five (45) days of such next regularly scheduled vesting date, then the portion of each such award that would have vested on the next two regularly-scheduled vesting dates if Executive’s employment had not terminated shall become immediately vested on the date of termination; and (3) an award of Options and is or becomes vested on the date of termination shall remain exercisable until the earliest of (i) expiration of the ten (10) year term of such Options, (ii) the six (6) month anniversary of the date of termination, or (iii) the date Executive breaches his obligations pursuant to Section 8 hereof; and

(f) (i) all other accrued or vested amounts or benefits due to Executive in accordance with the Company’s benefit plans, programs or policies including without limitation any accrued vacation earned during the year of termination (other than severance) and (ii) any bonus earned under the PBP with respect to a fiscal year ending prior to the date of such termination but unpaid as of such date, payable at the same time in the year of termination as such payment would be made if Executive continued to be employed by the Company.

6.2 Termination Without Cause or Resignation for Good Reason following a Change in Control. If, within the 24-month period commencing on and immediately following the consummation of a Change in Control, Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Section 6.6 hereof, (i) Executive shall be entitled to receive the payments and benefits described under Sections 6.1(a), (b), (c), (d) and (f) hereof, (ii) each equity or equity-based award and long-term performance-based cash award (including any replacement or continuation awards or awards into which any such awards are converted into upon or otherwise in connection with the Change in Control) held by Executive on the date of such termination shall become immediately vested in full on the date of termination (at 100% of the applicable target level, in the case of any award then subject to performance-based vesting criteria if termination occurs on or prior to the last day of the performance period), and (iii) each award of Options that is or becomes vested on the date of termination shall remain exercisable until the earliest of (X) expiration of the ten (10) year term of such Options and (Y) the six (6) month anniversary of the date of termination.

6.3 Termination due to Death or Disability. Upon termination of Executive’s employment due to Executive’s death or Disability pursuant to Section 5.1 and Section 5.2 respectively, subject to Section 6.6 hereof, Executive or Executive’s legal representatives shall be entitled to receive the payments and benefits described under Sections 6.1(a), (b) and (f) hereof.

6.4 Termination by the Company for Cause or Termination by Executive other than for Good Reason. Except for the payments and benefits described in Sections 6.1(a) and (f), Executive shall not be entitled to receive severance payments or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 5.3, or by Executive pursuant to Section 5.6 other than for Good Reason. Notwithstanding the foregoing, if such termination is by the Company for Cause all outstanding equity grants, whether or not vested and exercisable, shall be immediately forfeited and cancelled for no consideration.

6.5 Certain Definitions. For purposes of this Agreement,

(a) “Cause” shall mean a good faith finding by the Board of: (A) Executive’s willful refusal to carry out, in all material respects, the reasonable and lawful directions of the Board that are within Executive’s control and consistent with Executive’s status as the Chief Executive Officer of the Company and his duties and responsibilities hereunder (except for a failure that is attributable to Executive’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Executive of such failure; (B) fraud or material dishonesty in the performance of Executive’s duties hereunder; (C) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof, (y) a misdemeanor involving moral turpitude or (z) a material violation of federal or state securities laws; (D) an indictment of Executive for a felony under the laws of the United States or any state thereof; (E) Executive’s willful misconduct or gross negligence in connection with Executive’s duties hereunder which is materially injurious to the financial condition or business reputation of the Company; (F) Executive’s material breach of the Company’s Code of Conduct and Ethics or any other code of conduct in effect from time to time to the extent applicable to Executive, and which breach has a material adverse effect on the Company; or (G) Executive’s breach of the provisions of Sections 8.1, 8.2, 8.3 or 8.4 of this Agreement which breach has a material adverse effect on the Company. No act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of the Company.

(b) “Change in Control” shall mean (A) a sale, transfer or other conveyance or disposition, in any single transaction or series of transactions, of all or substantially all of the Company’s assets, (B) the transfer of more than 50% of the outstanding securities of the Company, calculated on a fully diluted basis, to an entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), or (C) the merger, consolidation reorganization, recapitalization or share exchange of the Company with another entity, in each case in clauses (B) and (C) above, under circumstances in which the holders of the voting power of the outstanding securities of the Company, as the case may be, immediately prior to such transaction, together with such holders’ affiliates and related parties, hold less than 50% in voting power of the outstanding securities of the Company or the surviving entity or resulting entity, as the case may be, immediately following such transaction; provided, however, that the issuance of securities by the Company shall not, in any event, constitute a Change in Control, and, for the avoidance of doubt, a sale or other transfer or series of transfers of all or any portion of the securities of the Company held by the investors and their affiliates and related parties shall not constitute a Change in Control unless such sale or transfer or series of transfers results in an entity or group (as defined in the Exchange Act) other than the investors and their affiliates and related parties holding more than 50% in voting power of the outstanding securities of the Company.

(c) “Good Reason” shall mean, without Executive’s consent, (A) any material reduction in Executive’s position or responsibilities, excluding an isolated, insubstantial or inadvertent action not taken in bad faith; (B) a material reduction of Executive’s Base Salary, or Target Bonus opportunity then in effect, except in connection with an across-the-board reduction of not more than 10% applicable to senior executives of the Company; or (C) the reassignment of Executive’s place of work to a location more than 50 miles from Executive’s place of work on the Effective Date; provided that none of the events described in clauses (A), (B) or (C) shall constitute Good Reason hereunder unless (x) Executive shall have given written notice to the Company of Executive’s intent to terminate his employment with Good Reason within sixty (60) days following the occurrence of any such event and (y) the Company shall have failed to remedy such event within thirty (30) days of the Company’s receipt of such notice. Failing such cure, a termination of employment by Executive for Good Reason shall be effective on the day following the expiration of such cure period.

Notwithstanding anything else to the contrary contained in this Agreement, if the Company temporarily suspends Executive from his duties but retains Executive as an employee pending or during an investigation of whether an act or omission by Executive constitutes Cause, and Executive tenders his resignation based on Good Reason with respect to the suspension of duties within the required period for resigning for Good Reason, the Company may delay treating such resignation as for Good Reason until the completion of the investigation and need not treat the resignation as based on Good Reason at such date if it can then establish Cause; provided, however, that Executive shall retain his right to terminate employment for Good Reason based on other factors, if applicable.

6.6 Conditions to Payment. The payments and benefits due to Executive under Sections 6.1(b), (c), (d) and (e) and Section 6.2 hereof shall only be payable if Executive (or Executive’s beneficiary or estate) delivers to the Company and does not revoke (under the terms of applicable law) a general release of all claims, substantially in the form set out in the Company’s standard general release for Executives and attached hereto as Exhibit A, provided, if necessary, such general release may be updated and revised to achieve its intent, including to comply with applicable law. Such general release shall be executed and delivered (and no longer subject to revocation) within sixty (60) days following termination. Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance. In addition, continued payment of the amounts in Section 6.1(c) shall be conditioned on Executive’s continued compliance with Section 8 hereof as provided in Section 9 below.

6.7 No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 6, upon termination of employment Executive shall not be entitled to any other severance, benefits, or payments under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise, unless such benefit plan or severance policy is adopted subsequent to the Effective Date and is intended to replace or serve in lieu of provisions set forth herein.

7. Reimbursement of Expenses. The Company shall reimburse Executive for (i) reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of Executive’s duties hereunder, and (ii) attorneys’ fees incurred by Executive in connection with the review, negotiation, execution and delivery of this Agreement in an amount not to exceed $25,000, in each case subject to appropriate itemization and substantiation of expenses in accordance with Company policies, as in effect and as amended from time to time.

8. Restrictions on Activities of Executive.

8.1 Non-Competition. Executive agrees that he has had, during the course of Executive’s employment by the Company, and will continue to have, during the course of this Agreement, access to, and the benefit of, the Company’s Confidential Information (as defined below), and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of his employment by the Company, Executive has represented and will represent the Company and its Affiliates and develop contacts and relationships with other persons and entities on behalf of the Company and its Affiliates, including but not limited to, with customers and potential customers. To protect the Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive agrees and covenants that during his employment and for a two (2) year period after Executive’s employment is terminated for any reason (the “Restriction Period”), Executive shall not directly or indirectly, for himself or others, (whether for compensation or otherwise) in the United States of America and its territories:

(i) engage in any business or activity with any Competitive Business (as defined below);

(ii) enter the employ of, render any services to, or otherwise assist any Person (or any division or controlled or controlling affiliate of any Person) who or which engages, directly or indirectly, in a Competitive Business;

(iii) acquire a significant financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as a partner, shareholder, officer, director, principal, agent, trustee or consultant; or

(iv) interfere with, or attempt to interfere with, business relationships (whether formed before, on or after the date of this Agreement) between the Company or any of its Affiliates and customers, clients, vendors, business partners, or suppliers of the Company or any of its Affiliates.

A “Competitive Business” shall mean a business (other than the Company) that involves, in whole or in part, the provision of payment services, funds transfer, or financial paper products (such as money orders or certified checks), and shall include, without limitation, any businesses that the Company or any of its Affiliates conducts today or has specific plans to conduct in the current or next fiscal year and as to which Executive was involved in such planning.

Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly own, solely as an investment, securities of a Competitive Business that are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such Competitive Business and (ii) does not, directly or indirectly, own 5% or more of any class of securities of such Competitive Business. Additionally, Executive shall not be in breach of his obligations under this Section 8.1 by reason of any indirect ownership of less than 5% of any non-public Competitive Business arising from a passive ownership interest in a partnership, mutual fund or other collective investment vehicle with respect to which Executive has no investment discretion or control, and to which Executive provides no investment or other business advice or services.

8.2 Non-Solicitation. Executive agrees that he has had, during the course of Executive’s employment by the Company, and will continue to have, during the course of this Agreement, access to, and the benefit of, the Company’s Confidential Information (as defined below), and the Company promises and agrees to continue to provide Executive with such access. Executive agrees that during the course of his employment by the Company, Executive has represented and will represent the Company and its Affiliates and develop contacts and relationships with other persons and entities on behalf of the Company and its Affiliates, including but not limited to, with customers and potential customers. To protect the Company’s interest in its Confidential Information, contacts, and relationships, to protect and further the Company’s goodwill, to enforce Executive’s obligations under this Agreement, and as a material inducement for the Company to enter into this Agreement, as well as for the consideration specified herein, Executive covenants and agrees that during the Restriction Period, Executive shall not directly or indirectly (i) influence or attempt to influence or solicit any employees, or independent contractors of the Company or any of its Affiliates to restrict, reduce, sever or otherwise alter their relationship with the Company or such Affiliates or assist any other person to do so, (ii) hire any senior executives of the Company or any of its Affiliates or assist any other person in doing so, (iii) induce or attempt to induce or otherwise counsel, advise, encourage or solicit any current or prospective client, customer, vendor, business partner, distributor, or supplier of the Company or any of its Affiliates to terminate its relationship with the Company or its Affiliates or otherwise interfere in any way with such relationship, or (iv) assist any other person or entity in any way to do, or attempt to do, anything prohibited by Sections 8.2(i), (ii), or (iii). The restrictions in Section 8.2(i) and (ii) shall not apply with regard to (i) general solicitations that are not specifically directed to employees of the Company or any Affiliate, or (ii) serving as a reference at the request of an employee.

8.3 Confidentiality.

(a) During the course of his past employment, the Company has provided, and agreed to provide, and during the course of his employment under this Agreement, Executive has and will acquire access to, and the Company promises to provide his access to, certain Confidential Information (as defined below) of the Company. In return for the consideration, compensation and benefits that Executive has and will receive during the course of his employment, including the receipt of Confidential Information and those provided for in this Agreement, Executive shall not, during the Term or at any time thereafter directly or indirectly, disclose, reveal, divulge or communicate to any person other than authorized officers, directors and employees of the Company or use or otherwise exploit for Executive’s own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined below). Executive shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.

(b) “Confidential Information” means any confidential and proprietary information with respect to the Company or any of its Affiliates, including but not limited to methods of operation, current and prospective customer lists, products, prices, fees, costs, technology, formulas, inventions, trade secrets, know-how, software, marketing methods, plans, personnel, suppliers, competitors, markets, vendors, distributors, business partners, processes, current and prospective clients, programs, intellectual property, strategies, manuals or other specialized information or knowledge; provided, that, there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the Effective Date, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, or (iii) is required to be disclosed by an order of any court or other governmental authority; provided, however, that in the event disclosure is requested, Executive shall provide the Company with prompt written notice of such request prior to making any disclosure so that the Company may seek an appropriate protective order.

(c) Notwithstanding anything herein to the contrary, nothing in this Agreement shall (i) prohibit Executive from reporting possible violations of federal or state laws or regulations to any governmental agency or entity in accordance with the provisions of, and rules promulgated under, Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification to, or prior approval by, the Company of any reporting described in clause (i).

8.4 Assignment of Inventions.

(a) Executive agrees that during employment with the Company, any and all inventions, discoveries, innovations, writings, domain names, improvements, trade secrets, designs, drawings, formulas, business processes, secret processes and know-how, whether or not patentable or a copyright or trademark, which Executive may create, conceive, develop or make, either alone or in conjunction with others and related or in any way connected with the Company’s or its Affiliates’ strategic plans, products, processes or apparatus or business (collectively,

“Inventions”), shall be fully and promptly disclosed to the Company and shall be the sole and exclusive property of the Company as against Executive or any of Executive’s assignees. Regardless of the status of Executive’s employment by the Company, Executive and Executive’s heirs, assigns and representatives shall promptly assign to the Company any and all right, title and interest in and to such Inventions made during employment with the Company.

(b) Whether during or after the Term, Executive further agrees to execute and acknowledge all papers and to do, at the Company’s expense, any and all other things necessary or incident to the applying for, obtaining and maintaining of such letters patent, copyrights, trademarks or other intellectual property rights, as the case may be, and to execute, on request, all papers necessary to assign and transfer such Inventions, copyrights, patents, patent applications and other intellectual property rights to the Company and its successors and assigns. In the event that the Company is unable, after reasonable efforts and, in any event, after ten (10) business days, to secure Executive’s signature on a written assignment to the Company, of any application for letters patent, trademark registration or to any common law or statutory copyright or other property right therein, whether because of Executive’s physical or mental incapacity, or for any other reason whatsoever, Executive irrevocably designates and appoints the Secretary of the Company as Executive’s attorney-in-fact to act on Executive’s behalf to execute and file any such applications and to do all lawfully permitted acts to further the prosecution or issuance of such assignments, letters patent, copyright or trademark.

8.5 Return of Company Property. Within ten (10) days following the date of any termination of Executive’s employment, for any reason, Executive or Executive’s personal representative shall return all property of the Company and its Affiliates in Executive’s possession, including but not limited to all Confidential Information, Company-owned computer equipment (hardware and software), facsimile machines, Blackberry, tablet computers and other communication devices, credit cards, office keys, security access cards, badges, identification cards and all copies (including drafts) of any documentation or information (however stored) relating to the business of the Company and its Affiliates, its customers and clients or its prospective customers and clients; provided, however, that Executive shall be entitled to retain the telephone number associated with the cellular phone made available for his use. Anything to the contrary notwithstanding, Executive shall be entitled to retain (i) personal papers and other materials of a personal nature, provided that such papers or materials do not include Confidential Information, (ii) information showing Executive’s compensation or relating to reimbursement of expenses, and (iii) copies of plans, programs and agreements relating to Executive’s employment, or termination thereof, with the Company and its Affiliates which he received in Executive’s capacity as a participant.

8.6 Resignation as an Officer and Director. Upon any termination of Executive’s employment, for any reason or no reason, Executive shall be deemed to have resigned, to the extent applicable, if any, as an officer of the Company and any of its Affiliates, a member of the board of directors of the Company and any of its Affiliates and as a fiduciary of any Company or Affiliate benefit plan. On or immediately following the date of any termination of Executive’s employment, Executive shall confirm the foregoing by submitting to the Company in writing a confirmation of Executive’s resignation(s).

8.7 Cooperation. During and following the Term, Executive shall give Executive’s assistance and cooperation willingly, upon reasonable advance notice (which shall include due regard to the extent reasonably feasible for Executive’s employment obligations and prior commitments), in any matter relating to Executive’s position with the Company and its Affiliates, or Executive’s knowledge as a result thereof as the Company may reasonably request, including Executive’s attendance and truthful testimony where deemed appropriate by the Company, with respect to any investigation or the Company’s (or an Affiliate’s) defense or prosecution of any existing or future claims or litigations or other proceeding relating to matters in which he was involved or had knowledge by virtue of Executive’s employment with the Company. The Company will reimburse Executive for reasonable out-of-pocket travel costs and expenses incurred by him (in accordance with Company policy) as a result of providing such requested assistance, upon the submission of the appropriate documentation to the Company.

8.8 Non-Disparagement. During Executive’s employment with the Company and its Affiliates and at any time thereafter, (i) Executive agrees not to disparage or encourage or induce others to disparage the Company, any Affiliate, any of their respective employees that were employed during Executive’s employment with the Company or its Affiliates or any of their respective past and present, officers, directors, products or services (the “Company Parties”) and (ii) the Company shall instruct its executive officers and each member of the Board not to disparage Executive while such executive officers and directors are employed by, or providing services to, the Company. For purposes of this Section 8.8, the term “disparage” means making comments or statements to the press, to the Company’s or any Affiliate’s employees or to any individual or entity with whom the Company or any Affiliate has a business relationship (including, without limitation, any vendor, supplier, customer, client, business partner, or distributor), or any public statement, that in each case is intended to, or can be reasonably expected to, damage any of the Company Parties or Executive, as applicable. Notwithstanding the foregoing, nothing in this Section 8.8 shall prevent either party from making any truthful statement that is (A) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement, in the forum in which such litigation, arbitration or mediation properly takes place or (B) required by law, legal process or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such party.

8.9 Tolling. In the event of any violation of the provisions of this Section 8, Executive acknowledges and agrees that the post-termination restrictions contained in this Section 8 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

8.10 Survival. This Section 8 shall survive any termination or expiration of this Agreement or employment of Executive.

9. Remedies. Notwithstanding anything to the contrary contained in this Agreement, Executive specifically acknowledges and agrees that any breach or threatened breach of the restrictions contained in Section 8 of this Agreement is likely to result in irreparable injury to the Company and/or its Affiliates and that the remedy at law will be an inadequate remedy for such breach, and that in addition to any other remedy it may have in the event of a breach or threatened breach of Section 8 above, the Company and its Affiliates shall be entitled to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the maximum extent permitted by law) without bond, without notice (to the maximum extent permitted by law), and without liability should such relief be denied, modified or violated (to the maximum extent permitted by law). Furthermore, in the event of any breach of the provisions of Section 8.1 or 8.2 above or a material and willful breach of any other provision in Section 8 above (the “Forfeiture Criteria”), the Company shall be entitled to cease making any severance payments being made hereunder, pending a final determination of damages that have ensured from such alleged breach. Executive acknowledges and agrees that this Section 9 is a material inducement to the Company entering into this Agreement.

10. Severable Provisions. Executive acknowledges and agrees that the restrictions contained in Section 8 are narrowly tailored and are reasonable and necessary for the purposes of preserving and protecting the Confidential Information, goodwill, and other legitimate business interests of the Company. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

11. Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

MoneyGram International, Inc.

2828 N. Harwood Street, 15th Floor

Dallas, TX 75201

Attn: General Counsel

With copies to (which shall not constitute notice):

Vinson & Elkins L.L.P.

2001 Ross Avenue

Suite 3700

Dallas, Texas 75201

If to Executive:

The last address shown on the personnel records of the Company

With copies to (which shall not constitute notice):

Thompson & Knight LLP

One Arts Plaza,

1722 Routh Street, Suite 1500

Dallas, TX 75201

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

12. Miscellaneous.

12.1 Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and further that Executive is not subject to any limitation on Executive’s activities on behalf of the Company as a result of agreements into which Executive has entered except for obligations of confidentiality with former employers.

To the extent this representation and warranty is not true and accurate, it shall be treated as a Cause event and the Company may terminate Executive for Cause or not permit Executive to commence employment. Executive further represents that Executive is not aware of any violation of federal securities law or any other unlawful conduct by the Company or its agents or of any complaint of such conduct by any employee which, in either case, has not been reported to the appropriate officials of the Company.

12.2 No Mitigation or Offset. In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due Executive under this Agreement on account of future earnings by Executive.

12.3 Entire Agreement; Amendment. This Agreement and the other agreements, plans and documents referenced herein, the Non-Qualified Stock Option Agreement dated August 11, 2009, the Non-Qualified Stock Option Agreement dated February 17, 2010, the Non-Qualified Stock Option Agreement dated July 11, 2011, the Non-Qualified Stock Option Agreement dated November 17, 2011, the Non-Qualified Stock Option Agreement dated March 21, 2012, the Global Stock Option Agreement dated February 26, 2013, the Global Time-Based Restricted Stock Unit Award Agreement dated February 25, 2015, the Global Performance-Based Restricted Stock Unit Award Agreement dated February 25, 2015, the Time-Based Restricted Stock Unit Award Agreement dated February 23, 2016, the Performance-Based Restricted Stock Unit Award Agreement dated February 23, 2016, the Performance-Based Cash Award dated February 23, 2017, the Time-Based Restricted Stock Unit Award Agreement dated February 22, 2016, the Performance-Based Restricted Stock Unit Award Agreement dated February 22, 2016, the Performance-Based Cash Award dated February 22, 2017 and the Company’s charter and bylaws, contain the entire understanding of the parties with respect to the employment of Executive by the Company and supersede, any and all prior agreements, both written or oral, including but not limited to the Original Employment Agreement. This Agreement may not be amended or revised except by a writing signed by the parties.

12.4 Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company who acquires all or substantially all of the Company’s assets. The Company may assign this Agreement to an Affiliate; provided, however, that, without Executive’s consent, no such assignment shall relieve the Company of its obligations hereunder. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

12.5 Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall be made in writing and shall not operate or be construed as a waiver of any other or subsequent breach by the other party.

12.6 Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

12.7 Code Section 409A.

(a) The parties agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable (collectively “Code Section 409A”), and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A. In no event whatsoever will the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Code Section 409A or any damages for failing to comply with Code Section 409A.

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 12.7(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to Executive in a lump sum with interest during the Delay Period at the prime rate, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits, to be provided in any other taxable year, provided, that, this clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

(d) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

12.8 Indemnification; Liability Insurance. The Company shall indemnify Executive both (a) to the fullest extent permitted by the laws of the state of the Company’s incorporation and (b) in accordance with the more favorable of the Company’s certificate of incorporation, bylaws and standard indemnification agreement as in effect on the Effective Date or as in effect on the date as of which the indemnification is owed. The Company’s obligations in the preceding sentence shall survive the termination of Executive’s employment and this Agreement for any reason. In addition, the Company shall provide Executive with coverage under its directors’ and officers’ liability insurance policies as in effect from time to time on terms not less favorable than those provided to any of its other directors and officers.

12.9 Governing Law; Jurisdiction. This Agreement and any and all claims arising out of, in connection with, under, pursuant to, or in any way related to this Agreement shall be governed by, construed under, and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions thereof. The Company and Executive agree that any suit, action or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Texas (or, if appropriate, a federal court located within the State of Texas), and the Company and Executive consent to the jurisdiction of such court and to the service of process in any manner provided by Texas law. Each of the Company and Executive irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.

12.11 Compliance with Dodd-Frank. All payments under this Agreement, if and to the extent subject to the Dodd-Frank Wall Street Reform and Consumer Protection Act, shall be subject to any incentive compensation policy established from time to time by the Company to comply with such Act.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

MONEYGRAM INTERNATIONAL, INC.

By:	/s/ Laura Gardiner
Name:	Laura Gardiner
Title:	Chief Human Resources Officer

EXECUTIVE

/s/ W. Alexander Holmes
Name: W. Alexander Holmes

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among W. Alexander Holmes (hereinafter “Executive”), and MoneyGram International, Inc. (the “Company”).

The parties previously entered into an employment agreement dated as of March 2, 2018 (the “Agreement”) pursuant to which Executive is entitled to certain payments and benefits upon termination of employment subject to the execution and non-revocation of this Release. Executive has had a termination of employment pursuant to such Agreement.

NOW THEREFORE, in consideration of certain payments and benefits under Executive’s Agreement, Executive and the Company agree as follows:

1.	Executive expressly waives and releases the Company, its current and former affiliates and related entities, parent corporations and subsidiaries, predecessors, successors and assigns, and each of their respective current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees, from any and all claims, actions, and causes of action, at law or in equity, whether sounding in contract, tort, or common law, whether known or unknown, based on any act, fact, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release, including but not limited to, any and all claims directly or indirectly relating to, arising from, or connected in any way with Executive’s employment with the Company, termination of such employment, or the Agreement. This waiver and release includes, but is not limited to, any and all claims under the Employee Retirement Income Security act of 1972 (“ERISA”), Title VII of the Civil Rights Act of 1964, the Age of Discrimination in Employment Act (“ADEA”), the American with Disabilities Act, the Civil Rights Act of 1991, 42 U.S.C. § 1981, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act, as each such Acts have been amended, and any and all claims of employment discrimination whether under federal, state or local law, statute or ordinance, wrongful termination, retaliatory discharge, breach of express, implied or oral contact, unjust enrichment, deferred compensation, fraud, fraudulent inducement in entering into this Release, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contract claim under any common law or for attorneys’ fees costs, or expenses; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency, or, to file a claim for unemployment compensation benefits, and/or any causes of action which by law Executive may not legally waive, Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

2.	This Release constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements between the parties, except for Sections 6, 8 and 9 of the Agreement, which are incorporated herein by reference, relating to the subject matter thereof; provided that this Release also does not apply to: (a) any claims under employee benefit plans subject to ERISA in accordance with the terms of the applicable employee benefit plan, or any option agreement or other agreement pursuant to which Executive may exercise rights after termination of employment to acquire stock or other equity of the Company, (b) any claim under or based on a breach of this Release; (c) rights or claims that may arise under the ADEA or otherwise after the date that Executive signs this Release; or (d) any right to indemnification or directors and officers liability insurance coverage to which Executive is otherwise entitled.

3.	Executive acknowledges that this Release includes a waiver of any rights and claims arising under the ADEA. Executive acknowledges that the consideration Executive is receiving in exchange for the waiver of any rights and claims arising under the ADEA exceeds anything of value to which Executive is already entitled. Executive acknowledges that he was advised in writing to consult with an attorney before signing this Release. Executive represents and agrees that he fully understands his right to discuss all aspects of this Release with legal counsel of his choice, and, to the extent he deems appropriate, he has fully availed herself of this right. Executive acknowledges that Executive has been given a period of at least twenty-one (21) days to consider this Release (and the ADEA waiver contained herein) or has knowingly waived his right to do so. Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so. Executive acknowledges that he has seven (7) days after Executive signs this Release to revoke it (the “Revocation Period”). Such revocation must be in writing and delivered either by hand, by overnight delivery service, or by certified mail, return receipt requested and postmarked within the Revocation Period. If Executive revokes this Release as provided herein, it shall be null and void. If Executive does not revoke this Release within the Revocation Period, this Release shall become enforceable and effective on the eight (8th) day after Executive signs this Release (“Effective Date”). Executive understands that the Company will have no duty to pay his or provide his with the consideration, compensation and/or benefits set forth in Section 6 of the Agreement until the Effective Date of this Release.

4.

Executive acknowledges that he: (a) has made his own investigation of the facts and is relying solely upon his knowledge and, if applicable, the advice of his own legal counsel in executing this Release; (b) is not relying on any statements, understandings, representations, expectations, agreements, or promises other than as set forth in this Release; (c) knowingly waives any claim that this Release was induced by any misrepresentation or nondisclosure and any right to rescind or avoid

2

this Release based upon presently existing facts, known or unknown; (d) is entering into this Release freely and voluntarily with full understanding of its terms and after having been advised and having had the opportunity to seek and receive advice and counsel from his attorney, if applicable; and (e) has carefully read and understands all of the provisions of this Release. Executive acknowledges and agrees that the Company is relying upon these representations and warranties. These representations and warranties shall survive the execution of this Release.

5.	Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

6.	This Release and any and all claims arising out of, in connection with, under, pursuant to, or in any way related to this Release shall be governed by, construed under, and enforced in accordance with the laws of the State of Texas without regard to the conflicts of law provisions thereof.

7.	EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULLY READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION AND IS NOT RELYING ON ANY STATEMENTS, UNDERSTANDINGS, REPRESENTATIONS, EXPECTATIONS, AGREEMENTS, OR PROMISES OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS RELEASE.

3

EXECUTIVE

Name: W. Alexander Holmes

MONEYGRAM INTERNATIONAL, INC.

By:
Name:
Title: